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                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12


                         HORIZON GROUP PROPERTIES, INC.

                       ----------------------------------

                (Name of Registrant as Specified In Its Charter)

                             ROBERT M. SCHWARTZBERG

                         -------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

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                 computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it
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-----------
[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
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         fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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         The following is a press release that Mr. Schwartzberg intends to release today, April 24, 2001:



PRESS RELEASE


Washington, DC
April 24, 2001


PRIVATE INVESTOR CHALLENGES BOARD NOMINEES AT HORIZON GROUP PROPERTIES

         ** 5% HOLDER CITES MANAGEMENT'S "FAILED ATTEMPTS TO ENHANCE SHAREHOLDER VALUE" AND BOARD MEMBERS' "POTENTIAL CONFLICTS"**

An investor seeking a seat on the Board of Directors of Horizon Group Properties, Inc. (Nasdaq: HGPI), Robert Schwartzberg, released a statement today explaining his decision to run against Mr. Michael Reschke and Mr. Gary Skoien at Horizon Group's Annual Meeting on May 8, 2001.

Mr. Schwartzberg explained, "I believe that I speak for the majority of the shareholders when I say that we are extremely frustrated in management's failed attempts to enhance shareholder value over the past nineteen months. The Company has only sold one small property for $2.5 million and failed to refinance any other assets since hiring a financial advisor in September 1999. The stock's dropped more than 30% during this time despite the fact that REIT stocks have generated positive returns during this period, including two outlet REITs (Chelsea Property Group and Tanger Factory Outlets)." Mr. Schwartzberg points out that one of the worst performing equity REITs during this time frame was Prime Retail where Mr. Reschke, one of the Board's nominees, was Chairman from its inception until July 2000.

Mr. Schwartzberg and Mr. John C. Loring are running for election to the Board of Directors of Horizon Group Properties against the Board's nominees, Mr. Reschke and Mr. Skoien. Mr. Schwartzberg is a private investor and owns 5.05% of the common stock of Horizon and Mr. Loring, together with his wife, owns .8% of the common stock of Horizon. Mr. Loring is an attorney and is Chairman of the Board of Astrex, Inc. and a Director of Geauga Savings Bank. The Schedule 13Ds for each of Mr. Schwartzberg and Mr. Loring include more information on their respective shareholdings, which is their only current interest in Horizon.
Mr. Schwartzberg and Mr. Loring are the only participants in this solicitation.

In Mr. Schwartzberg's Letter to Shareholders filed with the SEC today, he questioned "whether the Board's nominees are even able


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to act in the best interests of all shareholders..." because of potential conflicts. His letter noted that one of Mr. Reschke's affiliated companies (Prime Outdoor LLC) was able to borrow $1.5 million from Horizon while another affiliate (Prime Group, Inc.) received $95,000 in rental income from Horizon last year. In addition, Mr. Skoien currently serves as Chief Operating Officer at Prime Group, Inc. while simultaneously employed as Chairman and Chief Executive Officer at Horizon.

Mr. Schwartzberg elaborated, "I have difficulty believing that Mr. Reschke's interests are aligned with all the shareholders when his outside affiliates can readily tap Horizon for cash and also receive steady rental income from the Company." He also noted that "I am losing confidence in Mr. Skoien's ability to make independent decisions in the best interest of ALL Horizon shareholders when he is employed by a company affiliated with Horizon's single largest shareholder (Mr. Reschke)."

Mr. Schwartzberg summarized by saying, "This is not just Mr. Reschke's
company.....it belongs to all of us and I think the shareholders deserve truly independent Board members who will make sure it's operated that way. I am deeply committed to enhancing value at Horizon since, like many shareholders, this investment represents a large percentage of my personal net worth. I believe that the strength of my commitment is highlighted by the fact that, excluding Mr. Reschke, I own nearly twice as much stock as the other four existing Board members COMBINED."


SHAREHOLDERS OF HORIZON SHOULD READ MR. SCHWARTZBERG'S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT, THE SCHEDULE 13DS FOR MR. SCHWARTZBERG AND MR. LORING, A COPY OF MR. SCHWARTZBERG'S LETTER TO SHAREHOLDERS, THE COMPANY'S SECURITIES FILINGS AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT CAN BE OBTAINED FOR FREE AT WWW.SEC.GOV. A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE AVAILABLE FOR FREE FROM MR. SCHWARTZBERG WHEN AVAILABLE, WHICH IS EXPECTED TO BE ON OR ABOUT APRIL 30, 2001.

For more information contact (202) 367-3014